Exhibit 99.12

English convenience translation of Spanish original. In case of discrepancies between the Spanish
original and the English
translation, the Spanish original
shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

Identity of the people proposed to be appointed as Director of the resulting entity

➢	Mr. Rafael del Pino y Calvo-Sotelo – Executive and Proprietary Director

Civil Engineer (Universidad Politécnica de Madrid, 1981) and MBA (Sloan School of Management, MIT, 1986).

Chairman of the Board of Directors of Cintra since 1998.

Chairman of the Board of Directors of Grupo Ferrovial since 2000 and CEO since 1992.

Member of the Board of Directors of Banesto since 2003.

Member of the European Advisory Board of Harvard Business School, Sloan School of Management (MIT) and Blackstone. He is also part of the International Advisory Board of IESE, and was elected Global Leader for Tomorrow by the World Economic Forum.

Previously formed part of the board of Uralita S.A.

➢	Mr. José María Pérez Tremps – Executive Director

Degree in Law. Council of State Lawyer and member of the State Senior Civil Service.

Member of the Board of Directors of Cintra since 2004.

Member of the Board of Directors of Grupo Ferrovial since 1992 and General Secretary  since 1990.

Former Secretary to the Board of Directors and Legal Counsel of Instituto Nacional de Industria.

➢	Mr. Santiago Bergareche Busquet – Independent Director

Degree in Economics and Law (Deusto University).

Member of the Board of Directors of Grupo Ferrovial since 1999.

Non-executive Chairman of Cepsa and Dinamia Capital Privado. Director of Vocento and Gamesa.

He joined the Group in 1995 as Chairman of Agromán. Between February 1999 and January 2002 he served as Chief Executive Officer of Grupo Ferrovial.

➢	Mr. Jaime Carvajal Urquijo – Independent Director

Law Degree (Madrid) and M.A. in Economics (Cambridge University, UK).

Member of the Board of Directors of Grupo Ferrovial since 1999.

Chairman of Advent International (Spain), Ericsson España, ABB, Director of Aviva and Solvay Iberica. Former Chairman of Ford España and Director of Telefónica, Repsol y Unión Fenosa.

➢	Portman Baela, S.L. – Proprietary Director

Member of the Board of Directors of Grupo Ferrovial since 2000.

➢	Mr. Juan Arena de la Mora – Independent Director

PhD in Engineering (ICAI), Degree in Business Studies, Degree in Psychology, Diploma in Tax Studies and AMP (Harvard Business School).

Member of the Board of Directors of Grupo Ferrovial since 2000.

He is a Director and member of the Audit and Appointments and Remuneration Committee at Dinamia. Director and Chairman of the Audits Committee at Laboratorios Almirall, and Board Member and Chairman of the Appointments and Remuneration Committee at Everis.

Former CEO and Chairman of Bankinter and former Director of TPI.

Recently elected Chairman of the Fundación Empresa y Sociedad.

Member of the Advisory Board of Spencer Stuart and the Chairman of the Advisory Board of Unience, a Member of the Board of Mentors of CMi, the Chairman of the Professional Board at the ESADE Business School, a Member of the European Advisory Board of the Harvard Business School, and of the Board of Directors of the Deusto Business School.

➢	Mr. Santiago Eguidazu Mayor – Independent Director

Degree in Economics and Business, Commercial Technician and State Economist.
Chairman of Grupo Nmás1.

Member of the Board of Directors of Grupo Ferrovial since 2001.

He has been a partner and served as CEO and Vice Chariman of AB Asesores, Vice Chairman of Morgan Stanley Dean Witter, and a Board Member of Vocento.

➢	Mr. Joaquín Ayuso García – Executive Director

Graduated as a Civil Engineer.

Vice-Chairman of Cintra since 2002 and CEO of Grupo Ferrovial since 2002

He joined Ferrovial in 1982. Since 1992 untill 2002 has been Construction Managing Director.

➢	Mr. Gabriele Burgio – Independent Director

Degree in Law and MBA (INSEAD, Fontainebleau).

Member of the Board of Directors of Grupo Ferrovial since 2002.

Executive President of NH Hoteles since 1999.

CEO and Chairman of Grande Jolly Hotels S.p.A. since 2008.

He has been Chief Executive Officer of Cofir and worked for Bankers Trust in New York and for Manufacturers Hanover in Italy.

➢	Ms. María del Pino y Calvo-Sotelo – Proprietary Director

Degree in Economics and Management Development Program (Instituto de Estudios Superiores de la Empresa IESE).

Member of the Board of Directors of Grupo Ferrovial since 2006.

Chairwoman of Fundación Rafael del Pino.

Board member of the Asociación para el Progreso de la Dirección (APD).

Member of the Board of Trustees of Codespa and the Fundación Cientifica de la Asociación Española contra el Cáncer (Scientific Foundation of the Spanish Association Against Cancer).

➢	Mr. Santiago Fernández Valbuena – Independent Director

Bachelors Degree in Economics (Complutense University of Madrid), PhD in Economics and Masters Degree (Northeastern University, Boston).

Member of the Board of Directors of Grupo Ferrovial since 2008

In 1997, he joined Grupo Telefónica as CEO of Fonditel. In 2002, he was appointed CFO, and he currently contributes to the financial duties of the Affiliated and Investee Companies and Corporate Development transactions. Board Member of Portugal Telecom.

He has served as the Managing Director of the Société Générale Equities and the Stock-Exchange Director of Beta Capital. Professor of Applied Economics at both Complutense University and the Instituto de Empresa.

➢	Mr. Iñigo Meirás Amusco – Managing Director

Degree in Law and MBA at Instituto de Empresa.

General Manager of Grupo Ferrovial since April 2009.

Joined Ferrovial in 1992 and was General Manager of Autopista del Sol Toll road and Toll roads Manager for Cintra until November 2000. After being General Manager in Ferrovial Servicios, on May 2007 was appointed Managing Director of Ferrovial Aeropuertos.

➢	Mr. José Fernando Sánchez-Junco Mans – Independent Director

Industrial Engineer, Polytechnic University of Barcelona. ISMP graduate at Harvard Business School. Belongs to the State Corps of Industrial Engineers.

Member of the Cintra’s Board since 2004.

Chairman and General Manager of MAXAMCorp (formerly Grupo Unión Española de Explosivos, S.A.). Deputy Chairman of Dinamia Capital Privado S.R.C., S.A. and DEFEX, S.A.